                       Securities and Exchange Commission
                              Washington D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 MIGRATEC, INC.
               (Exact name of issuer as specified in its charter)

             FLORIDA                                         65-0125664
 (State of other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                     12801 NORTH STEMMONS FREEWAY, SUITE 710
                           FARMERS BRANCH, TEXAS 75234
          (Address, including zip code, of principal executive offices)

                     MIGRATEC, INC., 1999 STOCK OPTION PLAN
                                       AND
                             WORK FOR HIRE AGREEMENT
                            (Full title of the plans)

                         W. CURTIS OVERSTREET, PRESIDENT
                     12801 NORTH STEMMONS FREEWAY, SUITE 710
                           FARMERS BRANCH, TEXAS 75234
                                 (972) 969-0300
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:

                              James Schneider, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200

                         CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum      Proposed Maximum
         Title of Shares             Amount To Be        Offering Price      Aggregate Offering       Amount of
        To Be Registered              Registered          Per Share (1)         Price (1) (2)     Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value (1)           2,000,000 (1)          $  0.33 (1)           $ 660,000 (1)      $  183.48 (1)
Common Stock, no par value (2)             200,000 (2)          $  0.12 (2)           $  24,000 (2)      $    6.68 (2)
                                        ----------                                    ---------          ---------
     Total                               2,200,000                                    $ 684,000          $  190.16
                                         =========                                    =========          =========

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the bid and ask price ($0.33) for the Common Stock, no par value, per share (the "Common Stock"), as reported by NASD Over the Counter Bulletin Board on March 9, 1999.

(2) Calculated pursuant to Rule 457(h)(1) based on the price at which the options are exercisable.

                                 MIGRATEC, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(B) OF REGULATION S-K

       Form S-8 Item Number and Caption              Caption in Prospectus
       --------------------------------         --------------------------------
       1.  Forepart of Registration              Facing Page of
           Statement and Outside                 Registration Statement
           Front Cover Page of                   and Cover Page of
           Prospectus                            Prospectus

       2.  Inside Front and Outside              Inside Cover Page of
           Back Cover Pages of                   Prospectus and Outside
           Prospectus                            Cover Page of Prospectus

       3.  Summary Information, Risk             Not Applicable
           Factors and Ratio of
           Earnings to Fixed Charges

       4.  Use of Proceeds                       Not Applicable

       5.  Determination of Offering             Not Applicable
           Price

       6.  Dilution                              Not Applicable

       7.  Selling Security Holders              Not Applicable

       8.  Plan of Distribution                  Cover Page of Prospectus
                                                 and Sales by Selling
                                                 Security Holders

       9.  Description of Securities             Description of Securities;
           to be Registered                      MigraTEC, Inc., 1997
                                                 Stock Option Plan

      10.  Interests of Named Experts            Legal Matters
           and Counsel

      11.  Material Changes                      Not Applicable

      12.  Incorporation of Certain              Incorporation of Certain
           Information by Reference              Documents by Reference

      13.  Disclosure of Commission              Indemnification
           Position on
           Indemnification for
           Securities Act Liabilities

PROSPECTUS
                                 MIGRATEC, INC.

                 2,200,000 SHARES OF COMMON STOCK, NO PAR VALUE

                               Issued Pursuant to
                   the MigraTEC, Inc., 1999 Stock Option Plan
                                       and
                             Work For High Agreement

This Prospectus is part of a Registration Statement which registers an aggregate of 2,200,000 shares of Common Stock, no par value (such shares being collectively referred to as the "Shares") of MigraTEC, Inc. (the "Company"). An aggregate of (i) 200,000 of the Shares may be issued, as set froth herein, to consultants of the Company upon the exercise of options at an exercise price of $0.12 per share; and (ii) up to 2,000,000 of the Shares may be issued, as set forth herein, to officers, directors, employees and consultants of the Company pursuant to the exercise of non-qualified or incentive stock options to purchase shares of Common Stock under and in accordance with the MigraTEC, Inc., 1999 Stock Option Plan (the "Plan") (the Plan covers the issuance of up to 2,000,000 shares of Common Stock), and separate stock option agreements with employees, officers, directors and consultants (the "Option Agreements") (such options being collectively referred to as "Options"). All of the Options or Shares have been, or will be, granted or issued to such officers, directors, employees and consultants pursuant to individual written option agreements. Individuals or entities that are granted Options or issued Shares may sometimes hereafter be collectively referred to as the "Selling Security Holders." The Selling Security Holders may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. The Company will not receive any proceeds from such sales except upon exercise of the Options.

No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable upon exercise of the Options or under the terms of the Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

                 The date of this Prospectus is March 12, 1999.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street N.W., Washington D.C. 20549. The Commission also maintains a website on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol "MIGR."

The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Shares. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge or at the Commission's website at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed on April 15, 1998.

     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed May 20, 1998.

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, filed, August 19, 1998.

     (d) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, filed November 23, 1998.

All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, MigraTEC, Inc., 12801 North Stemmons Freeway, Suite 710, Farmers Branch, Texas 75234.

                                   THE COMPANY

MigraTEC, Inc. (the "Company" or "MigraTEC") is a provider of software products and services which address both the Year 2000 ("Y2K") challenge and the need for companies to migrate existing software applications to new and more efficient hardware and software platforms.

Migration is the process of making all changes necessary to move an organization's current software applications from an existing operating system to a new target operating system in order to utilize advancing technology and meet changing business requirements. Migration allows companies to retain the functionality and business processes which have been developed in their existing software applications while gaining the efficiencies which result from moving the software applications to more advanced technology platforms. Migration avoids the business interruption, retraining and re-engineering problems created when a software application is totally replaced. Thus, migration not only extends the productive life of existing software applications, which have already been developed at significant cost, but also preserves the business logic and consistency of the existing software application, ensuring continued ease of ongoing maintenance of the software.

MigraTEC's software technology has been utilized in over 400 migration projects, facilitated either directly by the Company or through a license of previous technology of the Company to IBM. Successful migration projects performed by the Company include Caterpillar Inc., Ameritech Inc., USAA Insurance, Duke Energy, Bell Sygma, The Sabre Group Inc., Payless ShoeSource Inc., Group I Software Europe Ltd. and AutoTester Inc., including follow-up projects at Duke Energy, Bell Sygma, Ameritech Inc. and The Sabre Group Inc.

In order to facilitate the Company's transition from its prior dependency on the revenues generated from the IBM software license, a new management team was brought into the Company in 1997 to implement a turnaround plan based on further developing MigraTEC's proprietary core software technology and establishing the Company as a technology partner of large strategically positioned companies. Currently, MigraTEC is focused on further developing its proprietary technology to serve as the foundation for an advanced universal migration software tool designed to facilitate the transition between numerous computer languages and operating platforms. The Company intends to utilize the enhanced technology to facilitate its provision of migration services and to generate additional revenues through the licensing of the technology to large computer products and services organizations.

With rapid technological changes occurring in today's marketplace, such as the move to the Internet, Windows and WindowsNT, the development of 64 bit processors, Y2K compliance issues, and the advent of the introduction of the European Monetary Unit, management believes that MigraTEC's proprietary software technology represents an attractive resource for companies seeking access to technology that will allow them to respond to these challenges and market opportunities. MigraTEC's proprietary technology is designed to automate a significant amount of the migration process by identifying critical code elements in the software to be migrated thereby automating a high percentage of the changes required. In June of 1998, the Company submitted a patent application covering certain processes relating to the "core" portion of its proprietary software technology.

The Company is designing its software products so they can be used:

     o by MigraTEC to provide a variety of services for its business customers,

     o by individual businesses to correct or migrate their own client/server software applications, or

     o by other services and/or systems integrators in order to facilitate their delivery of solutions and/or hardware to their customers.

The first product to which the Company has applied its enhanced technology is MigraTEC2000, a Y2K software tool to remediate Y2K problems for client/server applications. The Company's MigraTEC2000 software product utilizes a parsing technology to perform the following: (1) an inventory of the current source code to ensure that all lines of code in the application are present for analysis and remediation, (2) an analysis of the code to ensure that all lines of code containing Y2K date related fields have been identified, and (3) an automated remediation of the code pursuant to parameters and instructions determined by the client. The patent application filed by the Company was related to the parsing technology incorporated into its MigraTEC2000 software product. Parsing technology, which management believes is superior to scanning technologies, is a technology that analyzes the structural relationships contained within computer program code. The superiority that parsing technology achieves is in the identification of not only the obvious names of program elements but also the numerous and subtle ways in which those elements interact with each other to produce secondary effects.

MigraTEC, Inc., was organized under the State of Florida in February 1989, under the name New York Acquisitions, Inc. On February 29, 1996, the Company acquired all of the capital stock of One Up Corporation in a reverse acquisition and changed its name to One Up Corporation. Thereafter, on February 16, 1998, the Company changed its name to MigraTEC, Inc. The address and telephone number of the Company's executive offices are: 12801 North Stemmons Freeway, Suite 710, Farmers Branch, Texas 75234, telephone number (972) 969-0300, facsimile number
(972) 969-0315.

                     MIGRATEC, INC., 1999 STOCK OPTION PLAN

INTRODUCTION

The following descriptions summarize certain provisions of the Plan and the form of agreements to be entered into by recipients of options thereunder. Such summaries do not purport to be complete and are qualified by reference to the full text of the Plan and form of agreement. A copy of the Plan is on file as an exhibit to the Registration Statement of which this Prospectus is a part. Each person receiving an option under the Plan should read the Plan and related option agreement in its entirety.

The Company's 1999 Stock Option Plan was adopted by its Board of Directors on March 1, 1999, effective as of that date. Under the Plan, the Company had reserved an aggregate of 2,000,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options").

The purpose of the Plan is to encourage stock ownership by officers, directors, employees and consultants of the Company, and to give such persons a greater personal interest in the success of the Company's business and an added incentive to continue to advance and contribute to the Company. The Board of Directors of the Company, or a committee designated thereunder, which currently oversees compensation matters, will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. As discussed hereafter, any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the outstanding Common Stock of the Company must not be less than 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than ten (10) years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Common Stock, no more than five
(5) years after the date of the grant.

ELIGIBILITY

Officers, directors, employees and consultants of the Company and its subsidiaries are eligible to receive Non-Qualified Options under the Plan. Only officers and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

ADMINISTRATION

The Plan will be administered by the Company's Board of Directors or an underlying committee (the "Committee"). The Board of Directors or the Committee determines from time to time those officers, directors, employees and consultants of the Company or any of its subsidiaries to whom Plan Options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such Plan Options shall be granted, the type of Plan Options to be granted, the dates such Plan Options become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board of Directors or the Committee.

SHARES SUBJECT TO AWARDS

The Company has reserved 2,000,000 of its authorized but unissued shares of Common Stock or shares maintained in the treasury of the Company for issuance under the Plan, and a maximum of 2,000,000 shares may be issued thereunder unless the Plan is subsequently amended. In connection with the adoption and approval of the Plan, the Company's Board of Directors resolved that the aggregate number of total shares of the Company's Common Stock issuable under the Plan may not exceed 2,000,000 shares (subject to adjustment in the event of certain changes in the Company's capitalization) without further action by the Company's Board of Directors and shareholders, as required. Except for such limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares of Common Stock as to which a Plan Option may be granted to any person. Shares used for Plan Options may be authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by Plan Options which terminate unexercised will again become available for additional Plan Options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by the Company for other purposes.

The Plan provides that, if the Company's outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised Plan Options and in the purchase price per share under such Plan Options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding Plan Options. In the event of the proposed dissolution or liquidation of the Company, a proposed sale of all or substantially all of the assets of the Company, a merger or tender offer for the Company's shares of Common Stock, the Board of Directors may declare that each Option granted under this Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than thirty (30) days written notice of the date so fixed shall be given to each Eligible Person holding an Option, and each such Eligible Person shall have the right, during the period of thirty
(30) days proceeding such termination, to exercise his Option as to all or any part of the Shares, including shares of stock as to which such Option would not otherwise be exercisable.

TERMS OF EXERCISE

The Plan provides that the Plan Options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified in the agreement representing the Plan Options or by the Committee or by the Board of Directors. Each Plan Option may be exercised in whole or in part at any time during the period from the date of the grant until the end of the period covered by the Plan Option period.

The Plan provides that, with respect to Incentive Stock Options, the aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock, with respect to which Incentive Stock Options are first exercisable by any option holder during any calendar year (including all incentive stock option plans of the Company, any parent or any subsidiaries which are qualified under Section 422 of the Internal Revenue Code of 1986) shall not exceed $100,000.

EXERCISE PRICE

The purchase price for shares subject to Incentive Stock Options must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an Incentive Stock Option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the Incentive Stock Option is granted, shares possessing more than 10% of the total combined voting power of all classes of the outstanding shares of the Company, any parent or any subsidiaries. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to the Company in monetary terms.

The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee but not less than 55% of the fair market value (but in no event less than the par value) of one share of the Company's Common Stock on the date the Option is granted.

The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

MANNER OF EXERCISE

Plan Options are exercisable under the Plan by delivery of written notice to the Company stating the number of shares with respect to which the Plan Option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the Shares issued through exercise of the related Options, shares of Common Stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by the Company of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit the Company.

OPTION PERIOD

All Incentive Stock Options shall expire on or before the tenth (10th) anniversary of the date the option is granted except as limited above. Non-Qualified Options shall expire ten (10) years and one (1) day from the date of grant unless otherwise provided under the terms of the option grant.

TERMINATION

All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die (i) while an employee of the Corporation or a Subsidiary or (ii) within three months after termination of his employment with the Corporation or a Subsidiary because of his disability, or retirement or otherwise, his or her Options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of his death or such termination of employment, by the person or persons to whom the optionee's right under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators, at any time, or from time to time.

In the event of termination of employment because of his death while an employee or because of disability, his Options may be exercised not later than the expiration date specified in the Plan or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the Plan or one year after the optionee's death, whichever date is earlier.

If an optionee's employment by the Corporation or a Subsidiary shall terminate because of his disability and such optionee has not died within the following three months, he may exercise his Options, to the extent that he shall have been entitled to do so at the date of the termination of his employment, at any time, or from time to time, but not later than the expiration date specified in the Option Agreement (or Grant Letter) or one year after termination of employment, whichever date is earlier.

If an optionee's employment shall terminate by reason of his retirement in accordance with the terms of the Corporation's tax-qualified retirement plans, if any, or with the consent of the Board or the Stock Option Committee or involuntarily other than by termination for cause, and such optionee has not died within the following three months, he may exercise his Option to the extent he shall have been entitled to do so at the date of the termination of his employment, at any time and from to time, but not later than the expiration date specified in the Plan or thirty (30) days after termination of employment, whichever date is earlier. Termination for cause is defined by the Plan to mean;
(i) termination of employment for cause as defined in the optionee's Employment Agreement or (ii) in the absence of an Employment Agreement for the optionee, termination of employment by reason of the optionee's commission of a felony, fraud or willful misconduct which has resulted, or is likely to result, in substantial and material damage to the Corporation or a Subsidiary, all as the Board of Directors or the Committee in its sole discretion may determine.

If an optionee's employment shall terminate for any reason other than death, disability, retirement or otherwise, all right to exercise his Option shall terminate at the date of such termination of employment absent specific provisions in the optionee's Option Agreement.

MODIFICATION AND TERMINATION OF PLANS

The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any optionee who has prior thereto been granted options under this Plan. Further, no amendment to this Plan which has the effect of (a) increasing the aggregate number of Shares subject to this Plan (except for adjustments due to changes in the Company's capitalization), or (b) changing the definition of "Eligible Person" under this Plan, may be effective unless and until approved by the Shareholders of the Company in the same manner as approval of this Plan is required. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder. Unless the Plan shall thereto fore have been suspended or terminated by the Board of Directors, the Plan shall terminate on March 1, 2009.

FEDERAL INCOME TAX EFFECTS

The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on March 1, 1999. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

An employee granted an Incentive Stock Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of Common Stock received upon exercise of the Incentive Stock Option over the Option exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Stock Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Stock Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the Incentive Stock Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Stock Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Stock Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of
1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Stock Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Stock Option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). The Company and its subsidiaries are not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the Option holder recognized ordinary income in a Disqualifying Disposition.

If the holder of an Incentive Stock Option pays the exercise price, in full or in part, with shares of previously acquired Common Stock, the exchange should not affect the Incentive Stock Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Stock Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the Common Stock is issued to the employee upon exercise of the Incentive Stock Option. If an exercise is effected using shares previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

In respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. However, if the holder of Non-Qualified Options is subject to the restrictions on resale of Common Stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by the Company in the year that income is recognized.

RESTRICTIONS UNDER SECURITIES LAWS

The sale of the Shares must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater shareholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                             WORK FOR HIGH AGREEMENT

On October 5, 1998, the Company entered into a Work For High Agreement with two individual consultants. In exchange for the consultants developing certain computer source codes for the Company, the Company granted the two consultants options to purchase an aggregate of 200,000 shares of Common Stock exercisable for a period of two (2) years beginning on the date the Company received the computer source code from the consultants at an exercise price of $0.12 per share.

                            DESCRIPTION OF SECURITIES

The Company is authorized to issue 200,000,000 shares of Common Stock, no par value per share (the "Common Stock"), and 1,000,000 shares of Redeemable Convertible 12% Preferred Stock, $1,000 par value per share (the "Preferred Stock"). As of March 8, 1999, there were 45,148,501 shares of Common Stock issued and outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

The Company is authorized to issue up to 200,000,000 shares ("Shares") of Common Stock, no par value per share. The holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of any outstanding shares of Preferred Stock, the assets of the Company will be divided pro rata on a per Share basis among the holders of the Common Stock.

Each share of Common Stock entitles the holders thereof, to one vote. Holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. The ByLaws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a shareholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of the Preferred Stock, none of which are issued or outstanding.

NASD OTC BULLETIN BOARD

The Company's Common Stock is traded on the NASD Over the Counter Bulletin Board under the symbol "MIGR." As such, the Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

TRANSFER AGENT

The Transfer Agent for the shares of Common Stock is Interwest Transfer Company, P.O. Box 17136, Salt Lake City, Utah 84117.

                                  LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.

                                     EXPERTS

The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1997, filed on April 15, 1998, have been audited by King Griffin & Adamson P.C., Independent Certified Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of King Griffin & Adamson P.C. pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

The Articles of Incorporation and Bylaws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the Business Corporation Act of the State of Florida.

The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The documents listed in (a) through (d) below are incorporated by reference in the Registration Statement. All reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed on April 15, 1998.

     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, filed May 20, 1998.

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, filed, August 19, 1998.

     (d) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, filed November 23, 1998.

ITEM 4.  DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is registered under Section 15(d) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

The Articles of Incorporation and Bylaws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the Business Corporation Act of the State of Florida.

The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Inasmuch as the employees, executives, directors and consultants who received the Shares of the Company will be either knowledgeable, sophisticated or have access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by
Section 4(2) of the Act. Alternatively, the Company will rely upon the exemptions afforded by Regulation D under the Act. As a condition precedent to such grant, such security holders were, or will be, required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Registrant.

ITEM 8.  EXHIBITS

EXHIBIT                    DESCRIPTION

(4)       MigraTEC, Inc., 1999 Stock Option Plan.

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A., relating to the issuance of shares of Common Stock pursuant to the MigraTEC, Inc., 1999 Stock Option Plan and the Work For Hire Agreement.

(10)      Work For Hire Agreement between the Company, Jeff Clignett and Duane
          A. Barnes dated October 5, 1998.

(24.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A., included in the opinion filed as exhibit (5) hereto.

(24.2)    Consent of King Griffin & Adamson P.C.

ITEM 9.  UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch and the State of Texas, on the 12th day of March, 1999.

                                MIGRATEC, INC.


                                By:  /s/  W. CURTIS OVERSTREET
                                     -------------------------------------------
                                     W. Curtis Overstreet
                                     President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                      TITLE                              DATE
-----------------------------------------------------------------------------------------------------------------
                                               Principal Executive Officer, President
  /s/  W. CURTIS OVERSTREET                    and Director                                     March 12, 1999
----------------------------------------
W. Curtis Overstreet

  /s/  BENJAMIN SWIRSKY                        Chairman of the Board and Director               March 12, 1999
----------------------------------------
Benjamin Swirsky


  /s/  MARK C. MYERS                           Principal Financial Officer and                  March 12, 1999
----------------------------------------       Secretary
Mark C. Myers

  /s/  DEANE WATSON, JR.                       Director                                         March 12, 1999
----------------------------------------
Deane Watson, Jr.

  /s/  CYNTHIA K. ALDERMAN                     Principal Accounting Officer                     March 12, 1999
----------------------------------------
Cynthia K. Alderman


  /s/  MARCUS A. ROWAN                         Vice-Chairman of the Board and                   March 12, 1999
----------------------------------------       Director
Marcus A. Rowan

  /s/  RICHARD A. GRAY, JR.                    Director                                         March 12, 1999
----------------------------------------
Richard A. Gray, Jr.

                                  EXHIBIT INDEX

                                 MIGRATEC, INC.

EXHIBIT
NUMBER              DESCRIPTION
------              -----------
(4)                 MigraTEC, Inc., 1999 Stock Option
                    Plan

(5)                 Opinion of Atlas, Pearlman, Trop &
                    Borkson, P.A., relating to the
                    issuance of shares of Common Stock
                    pursuant to the 1999 Stock Option
                    Plan and Work for Hire Agreement

(10)                Work for Hire Agreement between the
                    Company, Jeff Clignett and Duane A.
                    Barnes dated October 5, 1998

(24.1)              Consent of Atlas, Pearlman, Trop &
                    Borkson, P.A., included in the
                    opinion filed as exhibit (5) hereto

(24.2)              Consent of King Griffin & Adamson P.C.